As filed with the Securities and Exchange Commission on August 14, 2024

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
_______
FORM S‑8

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
_______
KINGSTONE COMPANIES, INC.
(Exact Name of Registrant as Specified in Its Charter)

Delaware
(State or Other Jurisdiction of Incorporation or Organization)

36-2476480
(I.R.S. Employer Identification No.)

15 Joys Lane Kingston, NY 12401
(Address of Principal Executive Offices) (Zip Code)

Kingstone Companies, Inc. 2024 Equity Participation Plan
(Full Title of the Plan)

Meryl Golden Chief Executive Officer Kingstone Companies, Inc. 15 Joys Lane Kingston, New York 12401 (Name and Address of Agent for Service)	Copy to: Fred S. Skolnik, Esq. Certilman Balin Adler & Hyman, LLP 90 Merrick Avenue East Meadow, New York 11554 (516) 296-7048
(845) 802-7900
(Telephone Number, Including Area Code, of Agent for Service)
_______
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company.  See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.
Large accelerated filer ____	Accelerated filer ____
Non-accelerated filer _X_	Smaller reporting company _X_
Emerging growth company___

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ____

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the information specified in Part I of Form S-8 will be sent out or given to employees, directors, consultants and advisors eligible to participate in the 2024 Equity Participation Plan as specified in Rule 428(b)(1) of the Securities Act.  Those documents and the documents incorporated by reference into this Registration Statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

Incorporated herein by reference are the following documents filed by the Registrant with the Securities and Exchange Commission (the “Commission”) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”):

(a)	Annual Report on Form 10-K for the year ended December 31, 2023.
(b)	Quarterly Report on Form 10-Q for the period ended March 31, 2024.
(c)	Quarterly Report on Form 10-Q for the period ended June 30, 2024.
(d)	Current Report on Form 8-K filed on April 11, 2024.
(e)	Current Report on Form 8-K filed on April 17, 2024.
(f)	Current Report on Form 8-K filed on May 3, 2024.
(g)	Current Report on Form 8-K filed on May 16, 2024.
(h)	Current Report on Form 8-K filed on May 24, 2024.
(i)	Current Report on Form 8-K filed on June 20, 2024 (for an event dated June 14, 2024).
All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post‑effective amendment to this Registration Statement which indicates that all securities offered hereby have been sold or which deregisters all such securities then remaining unsold, shall be deemed to be incor-porated herein by reference and to be a part hereof from their respective dates of filing.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Certain legal matters in connection with the offering of the securities registered hereunder are being passed upon for the Registrant by Certilman Balin Adler & Hyman, LLP, 90 Merrick Avenue, East Meadow, New York 11554.  Certain members of the firm are stockholders of the Registrant.

Item 6. Indemnification of Directors and Officers.

Article Twelfth of the Registrant’s Restated Certificate of Incorporation eliminates, absent fraud, the personal liability of directors to the Registrant, stockholders or creditors thereof, or any other persons, in connection with losses incurred by the Registrant under or by reason of any contract or business transaction between a director and the Registrant, and provides that a director shall not be accountable for any gains or profits realized thereon.

Article Thirteenth of the Registrant’s Restated Certificate of Incorporation provides that each director and each officer now or hereafter serving the Registrant or, at the request of the Registrant, any other corporation in which the Registrant has an interest as stockholder or creditor, and his heirs, executors and administrators, shall be indemnified and held harmless by the Registrant from and against all costs, expenses and liabilities, including but not limited to counsel fees and amounts of judgments and amounts paid in settlement, which may be imposed upon or incurred by him in connection with or resulting from any claim made against him or any action, suit or proceeding in which he may be involved, by reason of his being or having been a director or officer of the Registrant or of any such other corporation, whether or not he continues to be a director or officer at the time such costs, expenses and liabilities are imposed or incurred; provided, however, that no such director or officer shall be so indemnified (a) with respect to any matter as to which he shall, in any such action, suit or proceeding, be finally adjudged to be liable for misconduct in the performance of his duties as a director or officer, or (b) in the event of a settlement of any such claim, action, suit or proceeding unless (i) such settlement shall, with knowledge of the indemnification provided for thereby, be approved by the court having jurisdiction of such claim, action, suit or proceeding or (ii) such settlement shall have been made upon the written opinion of independent legal counsel, selected by or in a manner determined by the board of directors of the Registrant, to the effect that there is no reasonable ground of liability for misconduct on the part of such director or officer and that the entire cost of such settlement will not substantially exceed the estimated cost of defending such claim, action, suit or proceeding to a final conclusion. The Registrant’s Restated Certificate of Incorporation also provides that the foregoing rights of indemnification shall be in addition to any other rights to which such director or officer may otherwise be entitled as a matter of law.

Article Fifteenth of the Registrant’s Restated Certificate of Incorporation eliminates the personal liability of directors to the Registrant and its stockholders for monetary damages for breach of fiduciary duty as a director except for liability (i) for breach of the director’s duty of loyalty to the Registrant or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) arising under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit.

Additionally, the Registrant has included in its by-laws provisions to indemnify its directors, officers, employees and agents and to purchase insurance with respect to liability arising out of the performance of their duties as directors, officers, employees and agents as permitted by Section 145 of the Delaware General Corporation law.  The Delaware General Corporation law provides further that the indemnification permitted thereunder shall not be deemed exclusive of any other rights to which the directors, officers, employees and agents may be entitled under the Registrant’s by-laws, any agreement, the vote of stockholders or otherwise.

The effect of the foregoing is to require the Registrant, to the extent permitted by law, to indemnify the officers, directors, employees and agents of the Registrant for any claim arising against such persons in their official capacities if such person acted in good faith and in a manner that he reasonably believed to be in or not opposed to the best interests of the Registrant, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

5	Opinion of Certilman Balin Adler & Hyman, LLP as to the legality of the shares of Common Stock being registered by this Registration Statement

23.1	Consent of Marcum LLP

23.2	Consent of Certilman Balin Adler & Hyman, LLP (included in the opinion filed as Exhibit 5 hereto)

107	Filing Fee Table

Item 9. Undertaking.

(a) The Registrant hereby undertakes:

(1)	to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)
to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) of the Securities Act if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

(iii)
to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (i) and (ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2)
that, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question as to whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the County of Ulster, State of New York, on the 14th day of August, 2024.

KINGSTONE COMPANIES, INC.

By:	/s/ Meryl S. Golden
Meryl Golden
Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below does hereby make, constitute and appoint Meryl S. Golden her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution for her and in her name, place and stead, in any and all capacities to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, and each of her substitutes, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement on Form S-8 has been signed by the following persons in the capacities and on the dates indicated.

Signature	Capacity	Date
/s/ Meryl S. Golden Meryl S. Golden	Chief Executive Officer, President and Director	August 14, 2024
/s/ Barry B. Goldstein Barry B. Goldstein	Executive Chairman of the Board and Director	August 14, 2024
/s/ Jennifer L. Gravelle Jennifer L. Gravelle	Vice President, Chief Financial Officer and Treasurer (Principal Financial Officer and Principal Accounting Officer)	August 14 , 2024
/s/ Floyd R. Tupper Floyd R. Tupper	Secretary and Director	August 14, 2024
/s/ Timothy P. McFadden Timothy P. McFadden	Director (Lead Independent Director)	August 14, 2024
/s/ William L. Yankus William L. Yankus	Director	August 14, 2024
/s/ Carla A. D’Andre Carla A. D’Andre	Director	August 14, 2024
/s/ Manmohan Singh Manmohan Singh	Director	August 14, 2024
/s/ Thomas Newgarden Thomas Newgarden	Director	August 14, 2024